Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Appoints Lawrence Olanoff, M.D., Ph.D., to

Board of Directors

CAMBRIDGE, Mass., April 16, 2015 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) announced today the appointment of Lawrence Olanoff, M.D., Ph.D., to its board of directors as well as to its pharmaceutical advisory committee. Dr. Olanoff has more than 30 years of pharmaceutical industry experience and has been a leader in clinical development, discovery research, strategy and operations for several companies ranging from small biotechnology firms to large pharmaceutical corporations. Most recently, he served as a director and as chief operating officer of Forest Laboratories, Inc.

Ironwood also announced that current board members Joseph Cook, Jr. and David Ebersman have decided to transition off of Ironwood’s board of directors at the end of their current terms in office, at Ironwood’s 2015 annual meeting of stockholders.

“Ironwood is committed to attracting board members who have business savvy, a strong interest in our company, absolute integrity, great strategic judgment and an owner-oriented mindset. We believe Larry has each of these qualities, as well as tremendous breadth of experience guiding the development of more than 30 FDA-approved drugs utilized across a broad range of therapeutic needs. He is a great clinical pharmacologist, with extensive knowledge of pharmaceutical development and regulatory history, and he is also a masterful business strategist and leader. This rare combination of skills makes Larry a valuable representative of our shareholders and advisor to our scientists,” said Peter Hecht, chief executive officer of Ironwood.

Hecht continued, “As I welcome Larry to the board, I would also like to recognize Joe and David for their years of service to our shareholders. Joe has been an Ironwood director since co-founding the company in 1998 and has impacted virtually every significant decision we have made, shaping our strategy, development and culture while helping us to remain focused on the needs of patients. Similarly, David’s strategic wisdom has guided Ironwood through many opportunities as we have grown as an organization.”

“I have had the opportunity to work collaboratively with the Ironwood team over the years, and I have developed great respect for their ingenuity and ability to innovate. They brought the first in a new class of gastrointestinal products to the market, developed an innovative commercialization strategy to deliver that product to patients and physicians, and built a pipeline of gastrointestinal programs targeting diseases that impact millions of patients,” said

Dr. Olanoff. “I look forward to joining Ironwood’s esteemed board and, in my role with the pharmaceutical advisory committee, collaborating closely with their impressive R&D team.”

Dr. Olanoff most recently served as a director and as chief operating officer, and previously as executive vice president and chief scientific officer, of Forest Laboratories, Inc. (acquired by Actavis plc). He also previously served as president and chief executive officer of Celsion Corporation, senior vice president of clinical research and development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group), and in a number of positions at the Upjohn Company. Dr. Olanoff is currently an adjunct assistant professor and special advisor to the president for corporate relations at the Medical University of South Carolina (MUSC), a member of the MUSC foundation for research development board, and chairman of the board of the Clinical Biotechnology Research Institute at Roper St. Francis Hospital. He received his doctorate in biomedical engineering and medical doctor degree from Case Western Reserve University.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

Any trademarks referred to in this press release are the property of their respective owners. All rights reserved.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com